Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
TABLE OF CONTENTS

Page No.
Basis of Presentation	2

Unaudited Pro Forma Condensed Combined Balance Sheet as of October 31, 2007	4

Unaudited Pro Forma Condensed Combined Statement of Income for the year ended October 31, 2007	5

Notes to Pro Forma Condensed Combined Financial Information (Unaudited)	6 - 11

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
BASIS OF PRESENTATION
     On November 14, 2007, ABM Industries Incorporated (ABM or the Company) acquired OneSource Services Inc. (OneSource), a facility services company, formed under the laws of Belize, with US operations headquartered in Atlanta, Georgia. The consideration was $365.0 million, which was paid by a combination of current cash and borrowings from the Company’s line of credit. In addition, following the closing, the Company paid in full the $21.4 million outstanding under OneSource’s then existing credit facility. With annual revenues of approximately $825 million during the fiscal year ended March 31, 2007 and approximately 30,000 employees, OneSource has been a provider of outsourced facilities services, including janitorial, landscaping, general repair and maintenance and other specialized services, for more than 10,000 commercial, industrial, institutional and retail accounts in the United States and Puerto Rico, as well as in British Columbia, Canada.
     The following Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statement of Income are based on the historical financial statements of ABM and OneSource after giving effect to the purchase of OneSource by ABM based on the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.
     The Unaudited Pro Forma Condensed Combined Financial Information have been prepared using the purchase method of accounting as if the transaction had been completed as of November 1, 2006 for purposes of the Unaudited Pro Forma Condensed Combined Statement of Income and on October 31, 2007 for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet. ABM’s fiscal year ends October 31, whereas prior to the acquisition, OneSource had a March 31 fiscal year end. For purposes of the Pro Forma Condensed Combined Statement of Income for the year ended October 31, 2007, OneSource’s operating income for the year ended September 30, 2007 was moved up to ABM’s year end. The twelve-month period for OneSource was derived by adding OneSource’s Statement of Income for the six-month period ended September 30, 2007 to OneSource’s Statement of Income for the year ended March 31, 2007, and deducting OneSource’s Statement of Income for the six-month period ended September 30, 2006 as follows:

(in thousands)	Revenues	Net Income

Six months ended September 30, 2007	$421,880	$1,492
Plus: Year ended March 31, 2007	824,642	(1,906)
Less: Six months ended September 30, 2006	(411,506)	(1,436)

Year ended September 30, 2007	$835,016	$(1,850)

     As required by Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” the purchase price is allocated to the underlying assets acquired and liabilities assumed under the purchase method of accounting based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible and intangible assets and liabilities of OneSource based upon management’s estimates as more fully described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information. As of January 28, 2008, the Company had not completed the allocation of the purchase price of the acquisition. Accordingly, further changes to the fair values of the assets acquired (including, but not limited to goodwill, identifiable intangible assets, net deferred tax assets, and property, plant and equipment) and liabilities assumed (including, but not limited to insurance claims liabilities) will be recorded as the valuation and purchase price allocations for the acquisition are finalized during fiscal 2008.

     The unaudited Pro Forma Condensed Combined Statement of Income does not include the impacts of any revenue, cost or other operating synergies and non-recurring charges expected to result from the acquisition.
     The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the separate historical Consolidated Financial Statements and accompanying notes included in ABM’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 and OneSource’s Consolidated Financial Statements for its fiscal year ended March 31, 2007 and its Unaudited Consolidated Financial Statements and related Notes for the six months ended September 30, 2007 and 2006 included as Exhibits 99.1 and 99.2 in this Current Report on Form 8-K/A. The Unaudited Pro Forma Condensed Combined Financial Information is not intended to be indicative of the consolidated results of operations or the financial condition of ABM that would have been reported had the merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of ABM. The accompanying Unaudited Pro Forma Condensed Combined Financial Information is presented in accordance with Article 11 of Regulation S-X.

ABM INDUSTRIES INCORPORATED AND ONESOURCE SERVICES INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
October 31, 2007

	ABM	OneSource	Pro Forma		Pro Forma
(in thousands)	Historical (*)	Historical (**)	Adjustments	Note 2	Combined

Assets
Cash and cash equivalents	$136,192	$4,066	$(105,535)	a.	$7,604
			(27,119)	m.
Restricted cash deposits	—	12,356	—		12,356
Trade accounts receivable, net	370,493	97,860	—		468,353
Inventories	20,350	—	—		20,350
Deferred income taxes	39,827	—	6,532	i.	46,359
Prepaid expenses and other current assets	68,577	—	11,340	b.	81,514
			1,597	d.
Insurance recoverables	4,420	—	2,000	c.	6,420
Prepaid income taxes	3,031	—	—		3,031
Other current assets	—	11,340	(11,340)	b.	—

Total current assets	642,890	125,622	(122,525)		645,987
Investments and long-term receivables	11,479	—	—		11,479
Investments in auction rate securities	25,000	—	—		25,000
Restricted cash deposits	—	30,146	—		30,146
Property, plant and equipment, net	38,945	11,585	(1,597)	d.	48,933
Goodwill, net	252,179	175,993	98,332	f.	526,504
Other intangibles, net	24,573	—	34,400	e.	58,973
Deferred income taxes	43,899	—	94,112	i.	136,780
			(1,231)	l.
Insurance recoverables	51,480	—	8,483	c.	59,963
Other assets	30,228	7,675	2,008	c.	39,911

Total assets	$1,120,673	$351,021	$111,982		$1,583,676

Liabilities
Short-term debt	$—	$30,507	$(27,119)	m.	$3,388
Trade accounts payable	69,781	8,923	—		78,704
Income taxes payable	1,560	—	800	h.	2,360
Accrued liabilities:					—
Compensation	84,124	30,493	(4,535)	g.	117,481
			7,399	k.
Taxes-other than income	19,181	—	4,535	g.	25,397
			1,681	h.
Insurance claims	63,427	21,214	2,000	c.	86,641
Other	51,671	10,754	(2,481)	h.	60,588
			644	c.

Total current liabilities	289,744	101,891	(17,076)		374,559
Long-term debt	—	—	285,000	a.	285,000
Retirement plans and other non-current liabilities	27,555	19,603	(1,231)	l.	45,927
Insurance claims	197,616	51,757	18,100	c.	267,473
Minority intererests	—	4,959	—		4,959

Total liabilities	514,915	178,210	284,793		977,918

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	571	376	(376)	j.	571
Additional paid-in capital	261,182	208,578	(208,578)	j.	261,182
Accumulated other comprehensive income (loss)	880	(6,155)	6,155	j.	880
Retained earnings (loss)	465,463	(29,656)	29,656	j.	465,463
Cost of treasury stock	(122,338)	(332)	332	j.	(122,338)

Total stockholders’ equity	605,758	172,811	(172,811)		605,758

Total liabilities and stockholders’ equity	$1,120,673	351,021	111,982		1,583,676

*	As set forth in ABM’s Annual Report on Form 10-K for the year ended October 31, 2007

**	See Exhibit 99.2 of this Form 8-K/A
See accompanying notes to unaudited pro forma condensed combined financial information.

ABM INDUSTRIES INCORPORATED AND ONESOURCE SERVICES INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended October 31, 2007

	ABM	OneSource	Pro Forma		Pro Forma
(in thousands, except per share data)	Historical (*)	Historical (**)	Adjustments	Note 3	Combined

Revenues
Sales and other income	$2,842,811	$835,016	$2,316	a.	$3,674,522
			(5,621)	b.

Expenses
Operating expenses and cost of goods sold	2,540,142	748,227	—		3,288,369
Selling, general and administrative	216,850	85,379	—		302,229
Intangible amortization	5,565	—	4,542	c.	10,107
Interest income	—	(2,316)	2,316	a.	—
Interest expense	467	1,976	19,105	d.	20,400
			(1,976)	e.
			828	g.

	2,763,024	833,266	24,815		3,621,105

Income before income taxes	79,787	1,750	(28,120)		53,417
Income taxes	27,347	868	(9,568)	f.	18,647

Income after income taxes	52,440	882	(18,552)		34,770
Minority interests	—	(2,732)	—		(2,732)

Net Income	$52,440	$(1,850)	(18,552)		$32,038

Net income per common share
Basic	$1.06				$0.65
Diluted	$1.04				$0.63

Average common and common equivalent shares
Basic	49,496				49,496
Diluted	50,629				50,629

*	As set forth in ABM’s Annual Report on Form 10-K for the year ended October 31, 2007

**	Derived by adding the Statements of Income for the six months ended September 30, 2007 to the year ended March 31, 2007 and deducting the six months ended September 30, 2006. See Exhibits 99.1 and 99.2 of this Form 8-K/A
See accompanying notes to unaudited pro forma condensed combined financial information.

ABM INDUSTRIES INCORPORATED AND ONESOURCE SERVICES INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
NOTE 1. DESCRIPTION OF TRANSACTION
     On November 14, 2007, ABM Industries Incorporated (ABM) acquired OneSource Services Inc. (OneSource), a facility services company, formed under the laws of Belize, with US operations headquartered in Atlanta, Georgia. The consideration was $365.0 million, which was paid by a combination of current cash and borrowings from the Company’s line of credit. In addition, following the closing, the Company paid in full the $21.4 million outstanding under OneSource’s then existing credit facility. With annual revenues of approximately $825 million during the fiscal year ended March 31, 2007 and approximately 30,000 employees, OneSource has been a provider of outsourced facilities services, including janitorial, landscaping, general repair and maintenance and other specialized services, for more than 10,000 commercial, industrial, institutional and retail accounts in the United States and Puerto Rico, as well as in British Columbia, Canada.
NOTE 2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
     Under purchase accounting, the purchase price of OneSource is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values as of November 14, 2007 with any excess purchase price allocated as goodwill.
     As of January 28, 2008, the Company had not completed the allocation of the purchase price of the acquisition. Accordingly, further changes to the fair values of the assets acquired (including, but not limited to goodwill, identifiable intangible assets, net deferred tax assets, and property, plant and equipment) and liabilities assumed (including, but not limited to insurance claims liabilities) will be recorded as the valuation and purchase price allocations for the acquisition are finalized during fiscal 2008.
     The components of the purchase price were as follows:

(in thousands)

Paid to OneSource shareholders	$365,000
Payment of OneSource’s pre-existing line of credit	21,422
Acquisition costs	4,113

Total cash consideration	$390,535

     For the purposes of determining the purchase price allocation, the fair market value of intangible assets was estimated as of November 14, 2007, the closing date of the acquisition. The preliminary allocation of the purchase price was as follows:

(in thousands)

Total cash consideration	$390,535
Less cash balance acquired	(4,066)

Net cash consideration	386,469

Allocated to:

Trade accounts receivable, net	97,860
Other current assets	25,293
Insurance recoverables	10,483
Property, plant, and equipment	9,988
Identifiable intangible assets	34,400
Net deferred income tax assets	100,644
Other non-current assets	37,821
Other current liabilities	(88,076)
Insurance reserves	(91,707)
Other non-current liabilities	(19,603)
Minority Interest	(4,959)
Goodwill	274,325

$386,469

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet:
a.	To adjust cash and cash equivalents and record long-term debt for the payment of the purchase price, payments of amounts outstanding under OneSource’s pre-existing line of credit and term loan, and acquisition costs. Cash resources are shown in the following table:

(in thousands)

Paid with cash and cash equivalents	$105,535
Paid with borrowings under new line of credit	285,000

Total	$390,535

The new credit facility, which has been recorded as long-term debt, under which the borrowings were made provides for interest at LIBOR plus a spread of 0.625% to 1.375% or at ABM’s election, at the higher of the federal funds rate plus 0.5% and the Bank of America prime rate plus a spread of 0.000% to 0.375%. The credit facility has a maturity date of November 14, 2012.
b.	To reclassify other current assets on OneSource’s balance sheet to prepaid expenses and other current assets to conform to ABM’s financial statement presentation.

c.	The following schedule presents the adjustments to insurance claims liabilities and related accounts:

Pro-Forma
Caption	Adjustments
Current insurance recoverable	$2,000
Non-current insurance recoverable	8,483
Other non-current assets	2,008
Current insurance claims liability	2,000
Non-current insurance claims liability	18,100
Other current liabilities	644
The above adjustments are to record the current and non current liabilities in excess of the self-insured retention limits and the current and non-current recoverables for the amounts to be recovered from insurance providers and certain other adjustments to reach the fair value estimate of the assumed self-insurance liabilities in order to conform to ABM’s self-insurance policies and procedures.

The Company’s evaluation of this fair value estimate has not yet been completed. When the Company’s evaluations of the assumed liabilities and the discount rate used in the purchase price allocation are finalized, changes to the fair value calculation will be recorded.

d.	To reclassify prepaid small equipment from property, plant and equipment to prepaid expenses and other current assets. The adjustment represents the difference between ABM’s and OneSource’s accounting policies related to the classification of small equipment and supplies.

e.	The following sets forth preliminary results of the amounts assigned to the identifiable intangible asset acquired:

		Net
	Fair	Book		Amortization
(in thousands)	Value	Value	Adjustment	Period

Customer contracts and related relationships	$34,400	$—	$34,400	14 years
The fair value and remaining useful life of identifiable intangible assets acquired were estimated in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.”
Customer contracts and related relationships represent continued sales of additional services to existing customers. The value is calculated based on a discounted cash flow analysis. Customer contracts and related relationships are estimated to have a useful life of 14 years and are amortized on a sum-of-the years digits basis to selling, general and administrative expense. Further reviews and evaluations of OneSource’s intangible assets may result in a change to the fair value assigned to customer contracts and related relationships and the related amortization period as those reviews and evaluations are finalized.
The following table presents future amortization associated with customer contracts and related relationships acquired:

(in thousands)	2008	2009	2010	2011	2012	Thereafter

Customer contracts and related relationships	$4,542	$4,397	$4,040	$3,683	$3,326	$14,412
f.	To adjust goodwill to represent the purchase price remaining after allocating the purchase price to the fair value of tangible and identifiable intangible assets acquired less liabilities assumed. The adjustment was calculated as follows:

Reversal of OneSource goodwill remaining prior to the acquisition	$(175,993)
Goodwill assumed upon acquistion	274,325

$98,332

As evaluations and reviews of assets acquired and liabilities assumed are finalized, the preliminary goodwill determined above may change.

g.	To reclassify payroll tax liability recorded in accrued compensation on OneSource’s balance sheet to taxes-other than income to conform to ABM’s financial statement presentation.

h.	To reclassify income taxes payable of $0.8 million and state, local, and other taxes of $1.7 million recorded in other current liabilities on OneSource’s balance sheet to taxes payable and taxes-other than income, respectively, to conform to ABM’s financial statement presentation.

i.	The following table represents the adjustments made to the net deferred tax asset accounts due to the tax effect arising from acquiring net operating loss carryforwards (NOLs) and temporary differences between book and tax bases of certain account balances as a result of the acquisition of OneSource:

Tax
(in thousands)	Adjustment

Increase to current deferred tax assets	$6,532
Increase to non-current deferred tax assets	94,112

$100,644

The Company has included an estimate for the amount of net deferred tax assets, net of valuation allowances, that it expects to record related to the acquisition of OneSource. While the Company has not completed the full analysis as required by FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No.109” which the Company is adopting at the beginning of the fiscal year ending October 31, 2008, the Company has included an estimate of the amount that it expects to record. A significant portion of the net deferred tax assets relate to NOLs that OneSource had available to it on its tax returns. The future utilization of these NOLs is subject to limitation under the Internal Revenue Code. The Company has not completed the required analysis under the tax law to determine the annual limitation. The Company prepared the pro forma statements following its anticipated tax strategy of incorporating OneSource in the filing of a consolidated tax return. The amount that the Company included in its pro forma statements for net deferred tax assets could be materially different if 1) the consolidated tax return strategy is not executed effectively, or 2) the Company’s final evaluation of the deferred taxes indicates that the Company has not met the “more likely than not” threshold that the Company’s positions will be sustained upon examination as required by FIN 48. Any changes as a result of our final analysis will be an adjustment to goodwill.
While the Company has not yet completed its analysis of the tax attributes acquired as part of the acquisition of OneSource, it has included in the pro forma presentation its best estimate of the amount it expects to record in its historical financial statements based primarily upon (i) management’s judgement concerning the realizability of certain OneSource tax attributes based on the representations of the seller and their tax advisors, and (ii) the Company’s anticipated tax strategy, including OneSource, in its consolidated tax returns. The amount of deferred tax assets that the Company will ultimately include in its consolidated financial statements may be materially different than as presented herein if, among other things,

(i) the Company’s financial analysis of the realizability of OneSource’s tax benefits indicates that some portion, or all, of those benefits do not meet the more-likely-than-not threshold, or (ii) the Company’s anticipated tax strategy to include OneSource in its consolidated tax returns is not executed effectively.

j.	To eliminate common shares, paid-in capital and retained earnings of OneSource in connection with the acquisition.

k.	To adjust accrued compensation for employee severance provided to terminated OneSource employees as a result of the OneSource acquisition. The corresponding expense was not included in the Pro Forma Condensed Combined Income Statement for the year ended October 31, 2007 as it represents non-recurring charges within the 12-month period following the acquisition.

l.	To reclassify deferred income tax liabilities recorded in retirement plans and other non-current liabilities on OneSource’s balance sheet to non current deferred income taxes assets to conform to ABM’s financial statement presentation.

m.	To eliminate OneSource’s short-term debt to reflect that ABM paid the outstanding borrowings on the pre-existing credit facility and term loan following the acquisition. See Note 2a.
NOTE 3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended October 31, 2007:
a.	To re-classify interest income presented separately on OneSource’s income statement to sales and other income to conform to ABM’s financial statement presentation.

b.	To reflect a reduction of interest income due to the reduction in the cash and cash equivalents balance as a result of cash used to consummate the OneSource acquisition as described in Note 2a. The average interest rate used to determine the reduction in interest income was 5.33%.

c.	To record estimated amortization of the fair value of identifiable intangible assets acquired based on the sum-of-years digits method as described in Note 2e.

d.	To increase interest expense as a result of cash drawn on the line of credit to consummate the OneSource acquisition as described in Note 2a. The average interest rates used to determine this interest expense adjustment was 6.70%.

e.	To reverse interest charged on OneSource’s pre-existing line of credit, which was paid in full at the close of the acquisition.

f.	To adjust pro forma income tax expense for the revised effective tax rate to reflect the anticipated changes due to the integration of the companies and the application of this rate to the net pro forma income adjustments and the historic income of each company. This includes the effects of including OneSource in ABM’s consolidated tax returns.

g.	To amortize of the insurance reserves discount as described in Note 2c.